                                                                    EXHIBIT 10.6

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

      This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "AGREEMENT") is entered into this 10th day of January, 2002, between Atlantic Premium Brands, Ltd., a Delaware corporation (the "COMPANY") and Alan F. Sussna ("EXECUTIVE").

                                    RECITALS

      WHEREAS, the Company is engaged in the business (the "BUSINESS") of distributing, marketing and selling prepared food products and related products and services, and Executive is skilled and experienced in the Business.

      WHEREAS, on October 29, 1996, the Company and Executive entered into an Employment Agreement (the "ORIGINAL AGREEMENT").

      WHEREAS, pursuant to the terms of that certain Limited Waiver of Covenants Under and Amendment to Senior Subordinated Note and Warrant Purchase Agreement (the "BOCP AMENDMENT") dated as of April 13, 2001 among the Company, its subsidiaries and Banc One Capital Partners, LLC ("BOCP"), the Company may not enter into any renewal, automatic or otherwise, of the Original Agreement or any new or replacement employment agreement, including this Agreement, with Executive without the prior written approval of BOCP.

      WHEREAS, the Company and Executive desire to amend and restate the Original Agreement effective as of March 16, 2002 (the "COMMENCEMENT DATE"), subject to BOCP's approval.

                                   AGREEMENTS

      NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements and promises contained herein, the parties agree as follows:

      1. EMPLOYMENT. The Company hereby agrees to employ Executive and Executive hereby accepts employment by the Company, subject to the terms and conditions set forth in this Agreement.

      2. TERM OF EMPLOYMENT. Commencing upon the Commencement Date, the parties acknowledge that Executive shall be an "AT-WILL" employee and that either Executive or the Company may terminate Executive's employment hereunder at any time, with or without cause, subject to the provisions set forth in SECTION 5 and SECTION 8. The period commencing on the Commencement Date and continuing through the Termination Date (as defined in SECTION 9) is referred to as the "EMPLOYMENT PERIOD."

      3. TITLE AND DUTIES. During the Employment Period, Executive's title shall be President and Chief Executive Officer of the Company and he shall possess such powers and duties as the Board of Directors of the Company (the "BOARD OF DIRECTORS") may prescribe from time to time, consistent with such powers and duties as are normally incident to such positions, as provided in the by-laws of the Company and in accordance with the Delaware General Corporation Law. Executive shall justly and faithfully discharge his duties and responsibilities in a diligent manner, devoting such time and attention to the affairs of the Company as he shall reasonably determine to be necessary and appropriate, and shall comply with the reasonable rules, regulations and policies of the Company. During the Employment Period, Executive shall report to the Board of Directors.

      4. COMPENSATION. Subject to the following provisions of this Agreement, during the Employment Period, Executive shall be compensated for his services as follows:

                  (a) Base Amount. During the Employment Period, Executive shall receive from the Company an annual salary, payable in accordance with the regularly established payroll policy of the Company, in an amount equal to $367,593 (the "BASE AMOUNT"). The Base Amount shall be subject to normal payroll deductions applicable to all employees of the Company.

                  (b) Bonus Payment. In addition to the Base Amount, with respect to 2002 and each year thereafter that commences during the Employment Period, Executive shall be eligible to receive an annual lump sum bonus payment from the Company of up to 50% of the Base Amount (the "BONUS"), with the Bonus, if any, to be based upon the standards and criteria established by the Compensation Committee of the Board of Directors and attached hereto as Exhibit 4(b). The determination of whether the standards and criteria have been met in any given year, or partial year, will be determined by the Compensation Committee in its reasonable discretion, and any such determination for any fiscal year of the Company will be determined within 30 days after completion of the annual audit for that year. If any Bonus is payable with respect to a given year, or partial year, such Bonus shall be paid to Executive within 30 days of the determination thereof. If any Bonus becomes payable upon a termination of Executive's employment hereunder by the Company other than for "JUST CAUSE," any Bonus for the partial year ending on the Termination Date shall be determined by the Compensation Committee within 30 days of the Termination Date.

                  (c) Benefit Plans, Additional Benefit.

                        (i) During the Employment Period, Executive shall be
            entitled to immediately and fully participate in any profit sharing plan, retirement plan, group life insurance plan or other insurance plan or medical expense plan maintained by the Company or any subsidiary of the Company for its executive employees (the "BENEFIT PLANS"). Executive's participation in the medical Benefit Plans shall include coverage for his spouse and dependents. During the Employment Period, Executive will apply the cash allowance provided in SECTION 4(c)(ii) to pay the necessary premiums of those Benefit Plans that provide health, dental, disability or life insurance coverage to Executive, his spouse and dependents. The Benefit Plans are subject to change from time to time at the sole discretion of the board of directors of the company maintaining such plans, provided that in any such event, the Company shall provide a substitute plan or other form of compensation that provides substantially the same or greater benefits as then enjoyed by Executive and his spouse and dependents, as applicable.

                        (ii) Every month during the Stipend Period (as defined
            in SECTION 9), the Company shall pay to Executive a cash allowance of $3,000, which Executive may use to pay expenses relating to his employment, including but not limited to benefits premiums, accounting fees, financial advisory fees, car payments, and dues, as determined in his sole discretion.

                  (d) Vacation. For each year of the Employment Period, Executive shall be entitled to take not less than four weeks of vacation. Executive's compensation shall be paid in full during such vacations. Each vacation shall be taken by Executive at such times as are reasonably agreeable to Executive and the Company. Any vacation Executive shall have taken in 2002 prior to the Commencement Date shall be aggregated with any vacation Executive takes in 2002 on or after the Commencement Date for purposes of calculating the four weeks of vacation for calendar year 2002.

                  (e) Expenses. The Company shall reimburse Executive for all reasonable out of pocket expenses incurred by him in connection with the performance of his duties hereunder, which reimbursement shall be made upon the presentation by Executive to the Company of proper receipts or other proof of expenditure, and otherwise in accordance with the Company's standard practices (applied prospectively only) for reimbursement of its senior executives as determined by the Board of Directors.

                  (f) Other Benefits. Executive shall be entitled to such additional perquisites as may be customarily granted by the Company to its senior executives generally.

                  (g) Prior Option Grants. The parties acknowledge that the following option grants are outstanding and, subject to the terms and conditions of the Stock Option Agreements relating to such option grants and the terms and conditions of the Company's 1999 Amended and Restated Stock Option Plan, bear the following terms:

                            Number of     Exercise Price
      Date of Grant          Shares         Per Share          Vesting
      -------------          ------         ---------          -------
      March 15, 1996         250,000          $1.50         Fully Vested
      July 23, 1998          250,000           2.75         Fully Vested
      July 23, 1998          250,000           2.75         Vest as described in
                                                            the grant agreement

      This Agreement shall not adversely affect any vested rights with respect to any of these option grants which may arise prior to the termination of the Employment Period.

      5. TERMINATION. The Employment Period shall terminate upon the effective date of the earliest to occur of the following events:

                  (a) Just Cause. The Company may terminate Executive's employment hereunder at any time for "JUST CAUSE" (as such term is hereinafter defined), effective as of the date the Company gives written notice to Executive setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination ("NOTICE OF TERMINATION"). As used herein, the term "JUST CAUSE" means:

                        (i) Executive's conviction of or entry of a plea of
            guilty or nolo contendere to a felony (unless the act giving rise thereto was committed by Executive in the good faith belief that Executive's actions (A) were in the best interest of the Company, and (B) would not violate criminal law), or other criminal act involving moral turpitude;

                        (ii) Executive's willful misconduct or gross negligence
            resulting in a material breach of his duties hereunder (including fiduciary duties and such other duties relating to his employment by the Company as are imposed by applicable law), or any other willful and material breach by Executive of this Agreement, except by reason of illness or accident, which shall continue for a period of 15 days after the receipt of written notice from the Company;

                        (iii) A material conflict of interest that arises
            because Executive is directly or indirectly a party to a transaction with the Company, except for a material conflict of interest of which the Company has been notified and the Company has agreed to allow;

                        (iv) Executive's refusal, after receipt of written
            notice from the Board of Directors, to perform specific directives of the Board of Directors which are reasonably intended to cause the Company to comply with applicable laws, rules, regulations, requests of government agencies, or the like, provided that such directives are consistent with applicable law and the scope and nature of Executive's duties as set forth herein, or to comply with the written internal policies and procedures of the Company and its subsidiaries; and

                        (v) Executive's habitual drunkenness or illegal use of
            controlled substances which interferes with the performance of his duties hereunder.

                  (b) Death or Disability. The Employment Period shall terminate automatically, effective upon the death of Executive. If Executive is unable to perform the essential functions of his employment position, due to a disability of Executive that cannot be reasonably accommodated by the Company, the Company may terminate Executive's employment hereunder effective as of the date the Company gives Notice of Termination to Executive.


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
                  (c) By Executive. Executive may terminate his employment hereunder at any time, with or without Good Reason (as defined in SECTION 6(c)), effective upon written notice to the Company, which notice shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for any termination with Good Reason.

                  (d) Without Cause. The Company may terminate Executive's employment hereunder at any time, with or without Just Cause, effective upon written notice to Executive.

      6. SEPARATION BENEFITS. Executive shall be entitled to receive separation benefits in such events and in such amounts as are set forth in this SECTION 6.

                  (a) Termination Without Just Cause or for Good Reason. If Executive's employment hereunder is terminated during the Employment Period (x) by Executive for Good Reason (as defined below in SECTION 6(c)); or (y) by the Company without Just Cause, he (or his surviving spouse, estate or personal representative, as applicable) shall be entitled to receive:

                        (i) all accrued but unpaid Base Amount through the
            Termination Date;

                        (ii) a lump sum cash payment in an amount equal to the
            annual Bonus, if any, to which the Compensation Committee determines in its reasonable discretion that Executive would have been entitled in accordance with SECTION 4(b), without discount, had he continued in the employ of the Company for the full fiscal year in which his employment is terminated, pro rated on a daily basis through the Termination Date, payable by the Company in accordance with the terms of SECTION 4(b);

                        (iii) for the longest period of time as is permitted by
            COBRA law, the Company shall permit, at the Company's expense, Executive, his spouse and dependents, as applicable (the "BENEFIT PARTICIPANTS"), to participate in all group medical and health insurance plans and employee benefit plans, programs and arrangements now or hereafter made available to the senior executive employees of the Company (the "PLANS") (including but not limited to such Plans in which Executive was entitled to participate, pursuant to SECTION 4(c), immediately prior to the date of termination), in the same manner provided to its other senior executive employees; provided, however, that this SECTION 6(a)(iii) shall not apply in the event that (A) the Company shall hereafter terminate the applicable Plan or (B) the participation of the Benefit Participants in such Plan is prohibited by law or, if applicable, would disqualify such Plan as a tax qualified plan pursuant to the Code (as defined in SECTION 9), or (C) the participation of the Benefit Participants violates the general terms and provisions of such applicable Plan. In the event that any of the Benefit Participants' participation in such Plans is prohibited by law or, if applicable, would disqualify the Plan as a tax qualified plan, the Company shall permit the Benefit Participants to acquire substantially comparable coverage or benefits, at the Company's expense, from a source of Executive's or his spouse's choosing, notwithstanding the fact that such coverage or benefit will result in a higher cost than if provided under a Company Plan; however, in no event will the Benefit Participants receive from the Company the coverage and benefits contemplated by this SECTION 6(a)(iii) if the Benefit Participants receive such coverage and benefits from any other source; and

                        (iv) the Termination Payment (as defined in SECTION 9).

                  (b) Other Termination Events. In the event that Executive's employment hereunder is terminated during the Employment Period (i) by the Company with Just Cause, (ii) by Executive without Good Reason, or (iii) upon the death or disability of Executive, then Executive thereupon shall forfeit his right to any compensation, perquisites and benefits under this Agreement, provided, however, that the Company shall pay to Executive (or if he shall have died, his surviving spouse, or if he leaves no spouse, his personal representative, as successor in interest) the value of any accrued salary and other compensation due to Executive pursuant to SECTION 4 above through the Termination Date. This Agreement shall not adversely affect any vested rights with respect to Company benefits which may arise prior to the termination of the Employment Period.

                  (c) Good Reason Defined. For purposes of this Agreement, "GOOD REASON" means the occurrence during the Employment Period of any of the following: (i) a reduction in Executive's title, duties or working conditions without Executive's consent, (ii) a decrease in the Base Amount; or (iii) the relocation of Executive's office to premises located outside of the Greater Chicago, Illinois Metropolitan Area; or (iv) a failure by the Company to comply with any material provision of this Agreement which has not been cured within 15 days after written notice of such noncompliance has been given by Executive to the Company; or (v) a Sterling Exit (as defined in SECTION 9); or (vi) a Change in Control (as defined in SECTION 9).

                  (d) Effect of Termination. Notwithstanding anything to the contrary contained herein, should Executive's employment with the Company be terminated during the Employment Period for any reason whatsoever:

                        (i) Anti-Disparagement, Etc. The Company (on behalf of
            itself and its directors, officers, employees and agents) and Executive agree that they will not, under any circumstances, disparage, criticize or denigrate the talents, skills, prospects, abilities, integrity or character of Executive, the Company, its management, directors, employees, agents or representatives (including those of the Company's affiliates). They further agree that they will not, at any time after the date hereof and without the other's written consent, contact any past, present or prospective customer, supplier, employee, employer or agent or representative of the Company or Executive with the intent or purpose of injuring the reputation, business or business relationships of the Company or Executive. The provisions of this
            SECTION 6(d) shall survive the execution and termination hereof, irrespective of the reason for such termination.

                        (ii) Offices, Etc. Executive will no longer have an
            office at the Company's places of business, and except as previously agreed in writing by the Company or as requested by the Company in accordance with SECTION 7(b), will not visit such places. In addition, Executive will resign from all offices or directorships held with the Company or any of its subsidiaries at the time of termination.

      7. ADDITIONAL OBLIGATIONS.

                  (a) Change in Control. If a Change in Control (as defined in
      SECTION 9) occurs after the Commencement Date but prior to the Termination Date (unless Executive is terminated by the Company without Just Cause, in which case the relevant date shall be the 120th calendar day after the Termination Date), then the Company will pay to Executive, upon the consummation of such Change in Control, (i) $183,796.50, plus (ii) an amount equal to (x) the Termination Payment, minus (y) any portion of the Termination Payment previously paid to Executive.

                  (b) Covenant of Cooperation. During the Employment Period and for a period of 120 days after the Termination Date, Executive shall cooperate and provide such assistance as may reasonably be requested by the Board of Directors in connection with any proposed Change in Control or any related due diligence matters.

                  (c) Release. As a condition to Executive's right to receive any separation benefits or other compensation provided for or referenced in SECTION 6 or in this SECTION 7, the Company shall require that (i) Executive execute and deliver to the Company a general release, in the form attached hereto as Exhibit 7(c), and (ii) Executive shall not be in breach of the terms of SECTION 7(b) or SECTION 8.

      8. RESTRICTIVE COVENANTS. Executive hereby agrees:

                  (a) Nondisclosure. Executive acknowledges that he has been and will be entrusted with trade secrets, marketing, operating and strategic plans, customer and supplier lists, proprietary information and other confidential or specialized data and/or information relative to the business of the Company and its predecessors and subsidiaries (for purposes of this SECTION 8, the "COMPANY" shall include its predecessors and subsidiaries), whether now existing or to be developed or created after the date of this Agreement (collectively, "TRADE SECRETS"). Executive shall at all times during the Employment Period and thereafter hold in strictest confidence any and all Trade Secrets that may have come or may come into his possession or within his knowledge concerning the products, services, processes, businesses, suppliers, customers and clients of the Company or its affiliates and their predecessors. Executive agrees that neither he nor any person or enterprise controlled by him will for any reason directly or indirectly, for himself or for the benefit of any other person, use, copy, divulge or otherwise disseminate or disclose any of the Trade Secrets owned or used by, or licensed to, the Company or any of its affiliates or otherwise relating to the Company or its business, provided that Executive may disclose Trade Secrets pursuant to an order by a court of competent jurisdiction, provided, further, that Executive shall give the Company notice of such order and any court pleading requesting such disclosure, in order to provide the Company with an opportunity to prevent such disclosure or procure an appropriate protective order.

                  (b) Customers. Executive acknowledges that customer accounts of the Company and its predecessors are and will at all times be the sole and separate property of the Company, in which Executive has no rights whatsoever, and all activities of or work performed by Executive pursuant hereto or as an employee of the Company or its predecessors have been and in the future will be performed for the benefit of the Company and the goodwill resulting from Executive's efforts is and at all times will be the sole and separate property of the Company, which goodwill is intended to be protected, in part, by this SECTION 8.

                  (c) Non-Solicitation. Executive agrees that during the Covenant Period, neither he nor any person or enterprise controlled by him will solicit or hire or contract with, for employment, consulting or any other reason, any director, officer, shareholder, department head, salesman and each of their assistants who was employed by the Company or its predecessors at any time within one year prior to the time of the act of solicitation or hire. The Company acknowledges that this provision shall not prohibit any entity with which Executive is associated following termination of the Employment Period, but which he does not control, from employing any former employee of the Company who responds to any general advertisement not targeted specifically to such person.

                  (d) Non-Competition. Executive agrees that during the Covenant Period, neither he or any person or enterprise controlled by him will become a stockholder, director, officer, agent, employee or representative of or consultant to a corporation or member of a partnership, engage as a sole proprietor in any business, act as a consultant to any of the foregoing or otherwise engage directly or indirectly in any enterprise which competes with the Company in any business in which the Company is engaged (whether or not such business is subsequently carried on by the Company) in any geographic territory in which the Company does business on the date the Employment Period ends (the "TERRITORY"); provided, however, that the foregoing shall not prohibit the ownership of less than two percent (2%) of the outstanding shares of the stock of any company engaged in any business, which shares are regularly traded on a national securities exchange or in any over-the-counter market.

                  (e) Survival. The provisions of this SECTION 8 shall survive the termination of this Agreement and Executive's employment with the Company, irrespective of the reason therefor.

                  (f) Blue-Pencil. If any court of competent jurisdiction shall at any time deem the term of this Agreement or any particular Restrictive Covenant (the "RESTRICTED PERIOD") too lengthy or the Territory too extensive, the other provisions of this SECTION 8 shall nevertheless stand, and the Restricted Period shall be deemed to be the longest period permissible by law under the circumstances and the Territory shall be deemed to comprise the largest territory permissible by law under the circumstances. The court in each case shall reduce the Restricted Period and/or the Territory to permissible duration or size.

      9. DEFINITIONS. As used in this Agreement:

            "AFFILIATE" means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated association or other entity (other than the Company) that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Company including, without limitation, any member of an affiliated group of which the Company is a common parent corporation as provided in Section 1504 of the Code.

            "CHANGE IN CONTROL" means the happening of any of the following events:

                  (a) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "OUTSTANDING COMPANY VOTING SECURITIES"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company or by an employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, (B) any acquisition by a lender to the Company pursuant to a debt restructuring of the Company, or
      (C) a Non-Control Transaction;

                  (b) A change in the composition of the Board of Directors such that the individuals who, as of the date hereof, constitute the Board of Directors (such Board of Directors shall be hereinafter referred to as the "INCUMBENT BOARD") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, for purposes of this clause
      (b), that any individual who becomes a member of the Board of Directors subsequent to the date hereof whose election, or nomination for election by the Company's Executives, was approved by a vote of at least a majority of those individuals who are members of the Board of Directors and who were also members of the Incumbent Board (or deemed to be such pursuant to this provision) shall be considered as though such individual were a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board;

                  (c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "CORPORATE TRANSACTION"), in each case, unless the Corporate Transaction is a Non-Control Transaction; or

                  (d) Approval by the Executives of the Company of a complete liquidation or dissolution of the Company.

            "CODE" means the Internal Revenue Code of 1986, as amended.

            "COVENANT PERIOD" means the period of time beginning on the Commencement Date and continuing through, and including, (i) for purposes of
SECTION 8(c), the third anniversary of the Termination Date, and (ii) for purposes of SECTION 8(d), the second anniversary of the Termination Date; provided, however, if Executive's employment is terminated by the Company without Just Cause prior to a Change in Control, and a definitive agreement with respect to a Change in Control is not executed by the Company within 120 days after the Termination Date, the Covenant Period for each of SECTIONS 8(c) and 8(d) shall expire on the 120th day following the Termination Date.

            "NON-CONTROL TRANSACTION" means a Corporate Transaction as a result of which the Outstanding Company Voting Securities immediately prior to such Corporate Transaction would entitle the holders thereof immediately prior to such Corporate Transaction to exercise, directly or indirectly, more than fifty percent (50%) of the combined voting power of all of the shares of capital stock entitled to vote generally in election of directors of the corporation resulting from such Corporate Transaction immediately after such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries).

            "PERSON" means any individual, corporation, trust, proprietorship, association, governmental body, agency or subdivision or other entity.

            "STERLING EXIT" means that Douglas Becker, Eric D. Becker, Merrick
M. Elfman, Bruce Goldman, Rudolf Christopher Hoehn-Saric, and Steven M. Taslitz, as well as their spouses and dependent children or trusts established for their benefit, have reduced their aggregate beneficial ownership of the Company's Common Stock to less than fifteen percent (15%).

            "STIPEND PERIOD" means the period of time beginning on the Commencement Date and ending on the first to occur of: (i) the termination of Executive's employment hereunder (A) by the Company with Just Cause, (B) by Executive without Good Reason, or (C) upon the death or disability of Executive,
(ii) the 180th day following a Termination Date, or (iii) a Change in Control.

            "TERMINATION DATE" means the effective date of any termination of Executive's employment under this Agreement.

            "TERMINATION PAYMENT" means an amount equal to $183,796.50, payable over six (6) months in accordance with the Company's payroll practices.

      10. REMEDIES. Executive acknowledges and agrees that the covenants set forth in SECTION 8 of this Agreement (collectively, the "RESTRICTIVE COVENANTS") are reasonable and necessary for the protection of the Company's business interests, that irreparable injury will result to the Company if Executive breaches any of the terms of the Restrictive Covenants, and that in the event of Executive's actual or threatened breach of any such Restrictive Covenants, the Company will have no adequate remedy at law. Accordingly, if at any time, Executive violates or threatens to violate to any material extent the covenants set forth in SECTION 8, the Company shall have the right to seek injunctive relief or any other appropriate equitable remedy, without any bond or other security being required, in any federal or state court sitting in the City of Chicago, Illinois, notwithstanding the arbitration obligations set forth in SECTION 18 below, provided, however, that the applicable time periods set forth in SECTION 8 will be tolled pending the final resolution of any such action that is actually filed by the Company.

      11. INVENTIONS. Executive hereby assigns to the Company all of his rights, title and interest in and to all inventions, discoveries, processes, designs, marketing strategies, and other intellectual property (hereinafter referred to collectively as the "INVENTIONS"), and all improvements on existing Inventions made or discovered by Executive during the Employment Period. Promptly upon the development or making of any such Invention or improvement thereon, Executive shall disclose the same to the Company and shall execute and deliver to the Company such reasonable documents as it may request to confirm the assignment of Executive's rights therein and, if requested by the Company, shall assist the Company in applying for and prosecuting any patents which may be available in respect thereof. The Company acknowledges and hereby notifies Executive that this SECTION 11 does not apply to an Invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Executive's own time, unless (a) the Invention relates to
(i) the business of the Company, or (ii) the Company's actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by Executive for the Company.

      12. EFFECTIVENESS OF THIS AGREEMENT; ENTIRE AGREEMENT.

                  (a) The Original Agreement shall continue in effect until it is terminated or it expires in accordance with its terms.

                  (b) If the Original Agreement is terminated prior to its expiration for any reason, then, notwithstanding anything to the contrary in this Agreement, this Agreement shall be void and have no force and effect.

                  (c) This Agreement contains the entire agreement and understanding of the parties relating to the subject matter hereof, and unless the Original Agreement is terminated prior to its expiration for any reason, upon the Commencement Date, this Agreement shall supersede the Original Agreement and all other prior discussions, agreements, and understandings between the parties, relating to the subject matter hereof.

                  (d) Notwithstanding anything to the contrary in this Agreement, this Agreement shall not be effective unless (i) the Company receives BOCP's written approval of this Agreement in accordance with the BOCP Amendment, or (ii) BOCP fails to grant or deny approval of this Agreement to the Company in writing within ten business days of BOCP's receipt of the Company's request for approval, which is deemed to be BOCP's prior written approval in accordance with the BOCP Amendment.

      In furtherance of the foregoing, the Company agrees that within five business days after Executive's execution of this Agreement it will submit this Agreement to BOCP with a written request for BOCP's required approval under the BOCP Amendment. If BOCP denies approval of this Agreement, then, notwithstanding anything to the contrary in this Agreement, this Agreement shall be void and have no force and effect.

      13. AMENDMENT AND TERMINATION. This Agreement may not be amended or otherwise modified, except in a definitive writing signed by the parties hereto.

      14. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if given in writing and personally delivered or sent by registered or certified mail, return receipt requested, or by facsimile, telegram or telex followed by a confirmation letter sent by registered or certified mail, return receipt requested, addressed as follows:

              If to the Company:   Atlantic Premium Brands, Ltd.
                                   650 Dundee Road, Suite 370
                                   Northbrook, Illinois 60062
                                   Attn: Merrick Elfman
                                   Facsimile: (847) 480-0199

              If to Executive:     Alan F. Sussna
                                   1293 Westmoor Trail
                                   Winnetka, Illinois 60093

              With a copy to:      Schiff Hardin & Waite
                                   6600 Sears Tower
                                   Chicago, Illinois 60606
                                   Attn: Max G. Brittain, Jr.
                                   Facsimile: (312) 258-5600

      15. NONASSIGNMENT. The interests of Executive under this Agreement are unique and of a personal service nature, are not subject to the claims of his creditors and may not be voluntarily or involuntarily assigned, alienated or encumbered.

      16. SUCCESSORS. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business.

      17. SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall thereupon be deemed modified only to the extent necessary to render same valid, or not applicable to given circumstances, or excised from this Agreement, as the situation may require, and this Agreement shall be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be. Should this Agreement, or any one or more of its provisions hereof, be held to be invalid, illegal or unenforceable within any governmental jurisdiction or subdivision thereof, the

Agreement or any such provision or provisions shall not as a consequence thereof be deemed to be invalid, illegal or unenforceable in any other governmental jurisdiction or subdivision thereof.

      18. RESOLUTION OF DISPUTES. Except as provided in SECTION 10 above, any dispute arising out of, connected with, related or incidental to this Agreement and the documents or instruments delivered in connection herewith, shall be submitted to arbitration in accordance with the terms of this SECTION 18. The party who is alleging that a dispute exists (the "COMPLAINANT") shall send a notice of such dispute to the other party (the "RESPONDENT"), which notice shall set forth in detail the dispute, the parties involved and the position of the Complainant with respect thereto.

      The notice shall also include a list of five retired judges selected through JAMS-Endispute, Inc. ("JAMS"), 70 West Madison, Chicago, Illinois. Within seven days of receiving such notice, the Respondent shall either accept one of the judges on the list and so inform the Complainant or deliver via facsimile to the Complainant a list of five judges selected by the Respondent from the panel at JAMS. If the Respondent rejects the judges on the Complainant's list and delivers to Complainant its own list of judges, Complainant, within seven days of receiving Respondent's list, shall inform Respondent as to whether it will accept one of the judges on Respondent's list.

      Should the parties be unable to agree on an arbitrator, then Complainant shall request that JAMS furnish a list of ten names of available judges to each party. Within seven days of JAMS's mailing of the list, the parties shall meet telephonically to designate an arbitrator. Respondent shall first strike one name from the list and then Complainant shall strike one name. Thereafter, Respondent and Complainant shall alternately strike names from the list until one name remains. The last remaining judge on the list shall be designated as the arbitrator for this action.

      The arbitrator so selected shall schedule a hearing in Chicago on the disputed issues within 45 days after his appointment, and the arbitrator shall render his decision after the hearing, in writing, as expeditiously as is possible, and such decision shall be delivered to the parties. The arbitrator shall render his decision based on written materials supplied by the parties to the arbitrator as well as the respective oral presentations of the parties at the hearing, and no party shall be entitled to discovery in such matter, except for a single request for documents to be made within ten days after the request for arbitration, which if not made within such time period shall be deemed waived. Each party shall supply a copy of any written materials to be submitted to the arbitrator at least ten days prior to the scheduled hearing. The parties agree that the arbitrator shall not have any power or authority to award punitive damages. A default judgment may be entered against any party who fails to appear at the arbitration hearing. Such decision and determination shall be final and unappealable and shall be filed as a judgment of record in any jurisdiction designated by the successful party. All charges and fees charged by JAMS and/or the arbitrator (whether demanded in advance or at completion of the proceedings) shall be shared equally by each side. However, all such charges and fees, as well as any other taxable costs, may be allocated between the respective sides by the arbitrator as a part of any award herein. The parties hereto agree that this paragraph has been included to rapidly and inexpensively resolve any disputes between them with respect to the matters described above, and that this paragraph shall be grounds for dismissal of any court action commenced by any party with respect to a dispute arising out of such matters. The parties agree that any arbitration shall be governed by and pursuant to the Illinois Uniform Arbitration Act, as amended, and the rules and regulations promulgated thereunder.

      19. INSURANCE. The Company may, at its election and for its benefit, insure Executive against disability, accidental loss or death and Executive shall submit to such physical examinations and supply such information as may be required in connection therewith.

      20. NO CONFLICTING AGREEMENTS. Executive represents and warrants that he is not a party to any agreement, contract or understanding, of any kind, that would in any way restrict or prohibit him from undertaking or performing employment in accordance with the terms and conditions hereof.

      21. COUNTERPARTS. This Agreement may be executed in counterparts, all of which taken together shall constitute one and the same original agreement of the parties hereto.

      22. GOVERNING LAW. This Agreement, and all matters or disputes relating to the validity, construction, performance or enforcement hereof, shall be governed, construed and controlled by and under the laws of the State of Illinois without regard to principles of conflicts of law.

      23. CONSENT TO JURISDICTION. The parties hereto hereby irrevocably submit themselves to the exclusive jurisdiction of the courts of the State of Illinois located in the City of Chicago and to the jurisdiction of the United States District Court for the Northern District of Illinois for the purpose of bringing any action that may be brought in connection with the provisions hereof and shall not assert any claim that they are not subject to the jurisdiction of such courts, that the venue is improper, that the forum is inconvenient or any similar objection, claim or argument. Service of process on any of the parties hereto with regard to any such action may be made by mailing the process to such party by regular or certified mail to the address of such party set forth herein or to any subsequent address to which notices shall be sent.

      IN WITNESS WHEREOF, Executive has set his hand to this Amended and Restated Employment Agreement, and the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

                                        THE COMPANY:

                                        ATLANTIC PREMIUM BRANDS, LTD.

                                        By: /s/ Merrick M. Elfman
                                            ------------------------------------
                                        Name: Merrick M. Elfman
                                        Title: Chairman

                                        EXECUTIVE:

                                            /s/ Alan F. Sussna
                                        ----------------------------------------
                                        Alan F. Sussna

                                                                    EXHIBIT 7(c)

                             MUTUAL GENERAL RELEASE

      This MUTUAL GENERAL RELEASE ("GENERAL RELEASE") is made as of ____________, by and between Alan F. Sussna ("EXECUTIVE") and Atlantic Premium Brands, Ltd., a Delaware corporation ("COMPANY").

      WHEREAS, the Company and Executive have entered into an Amended and Restated Employment Agreement, dated as of ________, 2001 (the "EMPLOYMENT AGREEMENT").

      WHEREAS, in consideration of Executive's entering into the Employment Agreement and as a condition to Executive's right to receive any separation benefits or other compensation provided for or referenced in Section 6 or
Section 7 of the Employment Agreement, Executive and Company have agreed to execute and deliver this General Release.

      NOW, THEREFORE, in consideration of the premises, and the respective mutual agreements and covenants contained herein, the parties agree as follows:

      1. EXECUTIVE'S RELEASE.

            1.1 In consideration of the Company's payment of the separation benefits and other compensation provided for or referenced in Section 6 and
Section 7 of the Employment Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive, for himself and each of his executors, successors, and assigns (collectively, the "SUSSNA RELEASORS"), hereby forever releases Company and each of its predecessors, successors, and past and present shareholders, directors, officers, employees, subsidiaries, affiliates, agents and representatives (collectively, the "COMPANY RELEASED PARTIES") from any and all claims, demands, and causes of action of every kind and nature, including, without limitation, those relating to or arising out of the Original Agreement (as such term is defined in the Employment Agreement) or the Employment Agreement or any employment-related claims Executive may have, including, without limitation, claims brought under the Civil Rights Act of 1964, as amended, the Civil Acts Rights Act of 1991, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act and any other federal, state or local laws regarding employment discrimination or termination of employment or under the common laws of any state relating to employment contracts, wrongful discharge, defamation or any other matter arising under common law (the "SUSSNA RELEASED CLAIMS").

            1.2 The Sussna Releasors hereby irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or proceeding of any kind, in any court or before any tribunal, against any Company Released Party based upon any Sussna Released Claim; provided, however, that nothing contained herein shall be construed to limit in any way Sussna Releasors' right to enforce the terms of the Employment Agreement and this General Release.


                                     7(c)-1

            1.3 This General Release shall not apply to or adversely affect any vested rights to Company benefits which may arise prior to Executive's termination from the Company, nor to any of Executive's rights under federal or state law regarding the continuation of medical benefits, the Illinois Worker's Compensation Act, the Illinois Occupational Diseases Act, or the Illinois Unemployment Insurance Act.

      2. COMPANY'S RELEASE.

            2.1 In consideration of Executive's entering into the Employment Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company, for itself and each of its successors and assigns (collectively, the "COMPANY RELEASORS"), hereby forever releases Executive and each of his executors, successors, and past and present affiliates, agents and representatives (collectively, the "SUSSNA RELEASED PARTIES") from any and all known claims, demands and causes of action of every kind and nature, including, without limitation, those relating to or arising out of the Original Agreement or the Employment Agreement or any employment-related claims Company may have (the "COMPANY RELEASED CLAIMS"); provided, however, that in no event shall the Company Released Claims include any claim, demand or cause of action relating to or arising out of any of the following (each, a "RETAINED CLAIM"): (i) any conduct or inaction on the part of Executive that constitutes fraud, intentional or willful misconduct or gross negligence, (ii) any conduct or inaction on the part of Executive that would constitute the basis for a termination for "JUST CAUSE," as such term is defined in the Employment Agreement, regardless of whether the Company has terminated Executive therefor,
(iii) any breach of fiduciary duty, (iv) any derivative claim by any shareholder on behalf of the Company, (v) any conduct or inaction on the part of Executive that violates, or causes the Company or any affiliate thereof, to violate any law, statute, ordinance, regulation, rule, contract, agreement or judicial order or decree, (vi) any matter for which a Sussna Released Party has strict liability, including, without limitation, Section 16 of the Securities and Exchange Act of 1934, as amended, or (vii) any contract or agreement, Company plan or policy to which Executive is a party or otherwise bound.

            2.2 The Company Releasors hereby irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or proceeding of any kind, in any court or before any tribunal, against any Sussna Released Party based upon any Company Released Claim; provided, however, that nothing contained herein shall be construed to limit in any way Company Releasors' right to enforce the terms of the Employment Agreement, this General Release or any Retained Claim.

      3. GOVERNING LAW. This General Release will be governed by and construed in accordance with the laws of the State of Illinois, without regard to conflicts of law principles. All words used in this General Release shall be construed to be of such gender and/or number as the circumstances require.

      4. BINDING OBLIGATIONS. This General Release has been duly executed and delivered by Executive and the Company and the consummation of the transactions contemplated hereby are within the powers of Executive and the Company. The obligations


                                     7(c)-2
under this General Release constitute the legal, valid and binding obligations of Executive and the Company.

      5. VOLUNTARY ACT. Each of the undersigned has read and understands this General Release, has had the opportunity to consult with an attorney prior to signing it, and voluntarily enters into it with full knowledge of its terms and conditions and that such terms and conditions are binding on such party.

      IN WITNESS WHEREOF, the undersigned have executed this General Release as of the date first above written.

                                        ATLANTIC PREMIUM BRANDS, LTD.


                                        By: ____________________________________
                                              Name:
                                              Title:


                                        ________________________________________
                                        Alan F. Sussna


                                     7(c)-3